EXHIBIT 10.13

09-27-04

AMENDMENT NO. 1 TO

LOAN DOCUMENTS

This Amendment No. 1 is made as of September 27, 2004 by and among MEDALLION CAPITAL, INC., a Minnesota corporation, and USPOLY COMPANY (formerly PW POLY CORP.), a Minnesota corporation, 1933 West Second Street, Hastings, Nebraska 68901 (the “Company”) to amend the Loan Agreement dated January 15, 2004 between the Company and the Lender (which Loan Agreement, as so amended, is referred to herein as the “Loan Agreement”) and certain of the other Loan Documents referred to in the Loan Agreement.

Whereas, the parties wish to amend the Loan Documents to provide for an additional $3,700,000 loan by the Lender to the Company;

Now, therefore, in consideration of the foregoing and the mutual promises set forth below and in the Loan Documents, the parties agree as follows:

1. Definitions. Except as otherwise provided herein, capitalized terms used herein without definition shall have the meanings provided for in the Loan Agreement.

2. Additional Loan. Section 1.1 of the Loan Agreement is hereby amended by adding the following new paragraph at the end of the existing text thereof:

“In addition to the Loan of $1,300,000 made by the Lender to the Company on or about January 15, 2004 (the “January 2004 Loan”), the Lender agrees to loan the Company an additional $3,700,000 (the “September 2004 Loan”). The September 2004 Loan shall be evidenced by and be repayable in accordance with a Promissory Note (the “September 2004 Note”) issued by the Company to the Lender in the amount of the September 2004 Loan that is attached as Exhibit A to an Amendment No. 1 to Loan Documents between the Company and the Lender (“Amendment No. 1”). The Note evidencing the January 2004 Loan (the “January 2004 Note”) and the September 2004 Note shall each be a “Note” for purposes of the Loan Agreement and all obligations of the Company under both the January 2004 Note and the September 2004 Note shall be secured by the Company Security Agreement and any other security interest held by the Lender in the property or rights of the Company. Amendment No. 1 and the September 2004 Note shall be included in the meaning of the term “Loan Documents” referred to in Section 1.2 of the Loan Agreement.”

3. Fees. Section 1.4 of the Loan Agreement is hereby amended by adding the following new paragraph at the end of the existing text thereof:

“Upon the execution and delivery of Amendment No. 1 and the extension of the September 2004 Loan (the “September 2004 Loan Closing”), the Company shall pay Lender the remaining $37,000 balance of an origination fee in the total amount of $74,000. At that time the Company shall also pay the Lender’s out of pocket expenses (including reasonable attorney’s fees and costs advanced) incurred in the analysis of the Loan, the preparation of the Loan Documents and the Closing, and the other fees and expenses due hereunder.”

4. Subordination. Section 1.5 of the Loan Agreement is hereby amended by deleting the existing text thereof and substituting the following:

“The Company is party to a credit agreement with Wells Fargo Business Credit, Inc. (the “Senior Lender”) providing for not less than $12,800,000 in credit accommodations to be extended to the Company by the Senior Lender. At the September 2004 Loan Closing, the Lender and the Senior Lender shall execute and deliver, in form satisfactory to them, an Amended and Restated Subordination Agreement between the Lender and the Senior Lender (the “Subordination Agreement”). The indebtedness evidenced by the September 2004 Loan and its repayment are subject to the Subordination Agreement as so amended.”

5. Acquisition of Uponor Aldyl. Article II of the Loan Agreement is hereby amended by adding, immediately following Section 2.20, a new Section 2.21 that reads as follows:

“2.21 Acquisition Documents The Company has provided to the Lender a true, complete and correct copy of all of the agreements (the “Acquisition Agreements”) executed for the acquisition of Uponor Aldyl Holding Company, LLC (“Uponor Aldyl”). The Acquisition Documents have not been amended, supplemented or modified, and they constitute the complete understanding among the parties thereto in respect of the matters and transactions contemplated therein. The Acquisition Documents are the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms (except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies), and there are no oral agreements or understandings or other agreements modifying or waiving any of the provisions thereof. The representations and warranties of the Company and, to the Company’s knowledge, each of the other parties thereto contained in the Acquisition Documents are true and correct in all material respects and may be relied upon by the Lender. All conditions precedent to the closing provided for in the Acquisition Documents have been satisfied. Prior to or simultaneous with the September 2004 Loan Closing, the Company has consummated the merger of Uponor Aldyl with and into the Company, such that all of the assets and rights formerly held by Uponor Aldyl are now owned and held by the Company.”

6. Representations Correct; No Defaults. In order to induce the Lender to execute this Amendment No. 1, the Company hereby:

(a) makes and renews to the Lender the representations and warranties contained in Article II of the Loan Agreement, except that (i) the Updated Disclosure Schedule attached to this Amendment No. 1 as Exhibit B shall hereafter be deemed the Disclosure Schedule for the Loan Agreement, (ii) the representation made in Section 2.4 concerning the Company’s financial statements shall be deemed made as to the Company’s audited financial statements as of December 31, 2003 and for the year then ended and the Company’s unaudited financial statements as of July 31, 2004 and for the seven months then ended, (iii) the representation made in Section 2.6 concerning the absence of any material adverse changes shall be deemed made from July 31, 2004 through the date of the September 2004 Loan, and (iv) the representation in Section 2.13 concerning the authorization of the Loan Documents shall be deemed to include and be made as to this Amendment No. 1, the September 2004 Note and the other documents delivered by the Company pursuant to this Amendment No.1;

(b) certifies to the Lender that, after giving effect to this Amendment No. 1 and the making of the September 2004 Loan, there are no existing Defaults or conditions or occurrences which with the giving of notice or passage of time or both would constitute a Default.

7. Changes in Financial Covenants. Section 3.14(a), (b), (c) and (d) of the Loan Agreement is hereby amended to read as follows:

(a) “(a) Minimum Debt Service Coverage Ratio. The Borrower will maintain its Debt Service Coverage Ratio, determined on December 31 for the period from the beginning of the calendar year containing such date to such date, at not less than (i) 0.64 to 1.00 on December 31, 2004 and (ii) 1.06 to 1.00 on December 31, 2005 and each December 31 thereafter.

(b) “(b) Maximum Senior Debt to Capital Base Ratio. The Borrower will maintain its Senior Debt to Capital Base Ratio, determined as at the end of each calendar year (commencing with the calendar year ending December 31, 2004), at not more than (i) 2.30 to 1.00 as at December 31, 2004 and (ii) 1.84 to 1.00 as at December 31, 2005 and the last day of each calendar year thereafter.

(c) “(c) Minimum Earnings Before Taxes. The Borrower will achieve Earnings Before Taxes, for the period from the beginning of the calendar year containing the following indicated months to the last day of such month, of not less than the amount set forth opposite such month (numbers in parenthesis denote negative numbers):

Period Ending on the Last Day Of	Minimum Earnings Before Taxes
September, 2004	$0
October, 2004	$255,000
November, 2004	$382,500
December, 2004	$467,500
January, 2005	($575,000)
February, 2005	($690,000)
March, 2005	($862,500)
April, 2005	($575,000)
May, 2005	($230,000)
June, 2005	$212,500
July, 2005	$765,000
August, 2005	$1,275,000
September, 2005	$1,912,500
October, 2005	$2,337,500
November, 2005	$2,550,000
December, 2005	$2,550,000
January, 2006	($575,000)
February, 2006	($690,000)

(d) “(d) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures (in each case excluding the purchase price paid in connection with the Acquisition) of more than (i) $862,500 in the aggregate during the period the calendar year ending December 31, 2004, and (ii) $1,610,000 in the aggregate during the calendar year ending December 31, 2005 and each calendar year ending thereafter.

In Section 3.15(e) the defined terms referred to below are hereby amended by deleting the existing definition of that term and substituting the following (all other defined terms in Section 3.15(e) are unchanged):

“Book Net Worth” means the aggregate of the common and preferred stockholders equity in the Company, excluding the Company’s investment in W.L. Plastics Corporation, determined in accordance with GAAP.

“Earnings Before Taxes” means net income from operations before deductions for income taxes, including extraordinary losses and excluding extraordinary gains, and excluding any gains or losses attributable to W.L. Plastics Corporation or the Company’s investment therein.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 2.4.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, excluding any gains or losses attributable to W.L. Plastics Corporation or the Company’s investment therein, determined in accordance with GAAP.

8. Amendment to Warrant. Section 1 of the Warrant is hereby amended to read as follows:

“1. Exercise Period. This Warrant may be exercised by the Holder at any time from and after January 15, 2004 through and including the fifth anniversary of the date (the “Payment Date”) when there has been paid in full all outstanding principal and interest owed pursuant to the Promissory Note dated January 15, 2004 in the face amount of $1,300,000 and all outstanding principal and interest owed pursuant to the Promissory Note dated during September 2004 in the face amount of $3,700,000 (collectively, the “Note”) issued by the Company to Medallion Capital, Inc. (the “Lender”) (such fifth anniversary of the Payment Date being referred to herein as the “Expiration Date”).

The Company hereby warrants that the Warrant remains in full force and effect in accordance with its terms and acknowledges that as a result of the acquisition of Uponor Aldyl the value of the Warrant to Lender is likely to be greater at the time of exercise.

9. Amendment of Security Agreement. Section 2 of the Company Security Agreement is hereby amended to read as follows:

“2. Obligations Secured. This security interest is given to secure the payment and performance of Debtor’s obligations under (i) the Loan Agreement dated January 15, 2004, as amended from time to time (as so amended, the “Loan Agreement”), (ii) each Subordinated Promissory Note issued by the Company to the Lender (collectively, the “Note”) and (iii) the other Loan Documents (including, without limitation, this Security Agreement and the Warrant) executed by or on behalf of the Debtor under the Loan Agreement, and all extensions, renewals and modifications thereof (collectively, “Obligations”).”

10. Effectiveness. This Amendment No. 1 shall become effective as of the date first written, subject to the conditions precedent that:

(a) this Amendment No. 1 has been signed by the Company and the Lender, the September 2004 Note has been executed by the Company and delivered to the Lender and the proceeds of the September 2004 Loan have been advanced by the Lender to the Company;

(b) the Company has paid to the Lender the remainder of the fee referred to in Section 3 above;

(c) the Company has received new equity investments (or irrevocable commitments for such investments) in the amount of $500,000 and has consummated the acquisition of Uponor Aldyl and the merger of Uponor Aldyl with and into the Company;

(d) the Company has delivered to the Lender a Subordination Agreement, in form and substance reasonably satisfactory to the Lender, that has been executed by Uponor Aldyl Company, Inc. (“Uponor”) to subordinate the Company’s obligations under the promissory note in the face amount of $2,125,000 to the Company’s obligations to the Lender;

(e) the Lender and the Senior Lender have entered into an Amended and Restated Subordination Agreement to amend and restate the Subordination Agreement dated January 15, 2004 between them; and

(f) the Company shall have delivered to the Lender (i) a Certificate executed by the Secretary of the Company certifying as to the absence of any changes in the Company’s articles of incorporation and bylaws since last they were certified to the Lender and as to the resolutions of the Company’s Board of Directors authorizing this Amendment No. 1 and the September 2004 Note, (ii) a good standing certificate issued by the Minnesota Secretary of State as to the Company, (iii) an opinion of the Company’s legal counsel addressed to the Lender, dated the date of the September 2004 Loan Closing, in form and substance acceptable to the Lender and its legal counsel, and (iv) an executed copy of SBA Form 480, SBA Form 652, Debarment certification, and Statement of Qualification.

60.18 11. Mortgage. With respect to the real property in Shawnee, Oklahoma being acquired by the Company and which is intended to made subject to a first mortgage in favor of the Senior Lender (the “Real Property”), no later than November 24, 2004 the Company shall deliver to the Lender a valid and effective second priority mortgage on such Real Property securing all obligations of the Company to the Lender in substantially the form of the mortgage provided to the Senior Lender. In connection therewith, the Company shall provide to the Lender no later than November 24, 2004 (a) title and extended coverage insurance covering such Real Property in an amount at least equal to the fair market value of such real property (or such other amount as shall be specified by the Lender) as well as a current ALTA survey thereof or equivalent thereof satisfactory to the Lender, together with a surveyor’s certificate, (b) any consents or estoppels deemed necessary or advisable by the Lender in connection with such Mortgage, each of the foregoing in form and substance satisfactory to the Lender and (c) environmental reports or other evidence satisfactory to the Lender as to any potential liabilities under environmental laws associated with such real property and (d) if requested by the Lender, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender. The Company agrees that if the Company fails to satisfy the requirements of this Section 11 it shall constitute a Default under the Loan Agreement.

12. Legal Fees and Expenses. Upon execution of this Amendment No. 1, the Company shall pay or reimburse the Lender for paying the reasonable attorneys fees and costs advanced of the Lender’s legal counsel in connection with the preparation and execution of this Amendment No. 1 and the documents referred to herein.

13. General. On and after the effectiveness of this Amendment No. 1, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the Loan Documents to the Loan Agreement, shall mean the Loan Agreement as amended by this Amendment No. 1. The Loan Documents, as amended by this Amendment No. 1, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Loan Documents as of the date first written above.

MEDALLION CAPITAL, INC.		USPOLY COMPANY

By:	/s/ Stephen Lewis	By	/s/ Dobson West

Its:	Senior Vice President	Its	Secretary

60.19 Exhibit A

$3,700,000 SUBORDINATED PROMISSORY NOTE

THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND ITS REPAYMENT ARE SUBJECT TO AN AMENDED AND RESTATED SUBORDINATION AGREEMENT BETWEEN MEDALLION CAPITAL, INC. AND WELLS FARGO BUSINESS CREDIT, INC.

SUBORDINATED PROMISSORY NOTE

Amount: $3,700,000	Date: September 27, 2004
Rate: 12%	Maturity: September 27, 2009

FOR VALUE RECEIVED, the undersigned, USPOLY COMPANY (formerly PW POLY CORP.), a Minnesota corporation (the “Company”) promises to pay to the order of MEDALLION CAPITAL, INC. (“Lender”), a licensee under the Small Business Investment Act of 1958, at its office at 3000 West County Road 42, Suite 301, Burnsville, Minnesota 55337-4287, the principal amount of Three Million Seven Hundred Thousand Dollars ($3,700,000), together with interest on the unpaid principal balance from the date hereof at the rate of 12% per annum; provided, however, that in the event there occurs any Default (as defined in the Loan Agreement referred to below), the interest rate on the entire outstanding principal amount shall increase to the lesser of nineteen percent (19%) or the highest rate permitted by applicable law, and shall remain at that rate until the Default is waived by the Lender in writing or cured to the satisfaction of the Lender and so indicated by Lender in writing. Interest calculations shall be based on a 360-day year.

Installments or principal and/or accrued interest shall be due and payable as follows:

(i) accrued interest only shall be due and payable monthly on the first day of each month beginning October 1, 2004 and on the first day of each month thereafter continuing through and including September 1, 2007;

(ii) installment payments of $65,315.11 shall be due and payable monthly on the first day of each month beginning October 1, 2007 and on the first day of each month thereafter continuing through and including September 1, 2009; and

(iii) any and all remaining principal and accrued interest shall be due and payable on September 27, 2009;

the foregoing installment payments being indicated on the amortization table attached hereto.

Notwithstanding the foregoing, in the event there occurs any Default (as defined in the Loan Agreement referred to above) the holder of this Note, in addition to the other remedies provided in the Loan Agreement, may by written notice declare the entire unpaid principal and any unpaid interest to be immediately due and payable. All payments received will be first applied to unpaid interest with any remainder being applied toward principal reduction.

This Note has been delivered in conjunction with the Loan Agreement dated January 15, 2004, as amended September 27, 2004 (as so amended, the “Loan Agreement”) by and between the Company and the Lender. Capitalized terms in this Note shall have the same meaning as set forth in the Loan Agreement.

This Note is subject to prepayment in whole or part at any time at the option of the Company. In the case of any prepayment of less than the total principal amount outstanding on the Note, the prepayment shall be applied first to the interest owed and then to the principal outstanding. In the event of prepayment of principal the following prepayment penalties shall apply:

Prepayment Prior to:	Percent of Principal Due as Penalty
September 27, 2005	5%
September 27, 2006	4%
September 27, 2007	3%
September 27, 2008	2%
September 27, 2009	1%

provided, however, that no prepayment penalty shall apply to principal which is prepaid from (i) the Company’s operating cash flow, (ii) the proceeds of a sale of all or substantially all of the Company’s assets, or (iii) the proceeds of new financing obtained by the Company from a financing source other than the Lender on the same terms and conditions that were previously offered in good faith by the Company to the Lender at least 30 days prior to the time they were obtained by the Company from the other financing source and were rejected by the Lender.

The Company waives demand for payment, presentment, notice of dishonor, notice of non-payment, diligence in collecting, grace, notice and protest. The use of any remedy by the holder hereof will not constitute a waiver of the right to use any other remedy provided by law. No release of any security for the principal or interest due under this Note or extension of time for payment of this Note shall release or modify the liability of the Company under this Note.

This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the holder hereof and its successors and assigns. This Note shall be governed by the laws of the State of Minnesota.

USPOLY COMPANY

By:	/s/ Dobson West
Dobson West, Secretary

2

Amortization Schedule for $3.7 million Subordinated Promissory Note dated September 27, 2004 issued by USPOLY Company (formerly PW Poly Corp.)

Compound Period: Monthly

Nominal Annual Rate: 12.000%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	09/24/2004	3,700,000.00	1
2	Payment	10/01/2004	Interest Only	36	Monthly	09/01/2007
3	Payment	10/01/2007	65,315.11	24	Monthly	09/01/2009
4	Payment	09/24/2009	2,958,446.20	1

AMORTIZATION SCHEDULE - Normal Amortization (Assuming no Default)

	Date	Payment	Interest	Principal	Balance
Loan	09/27/2004				3,700,000.00
1	10/01/2004	8,515.07	8,515.07	0.00	3,700,000.00
2	11/01/2004	37,000.00	37,000.00	0.00	3,700,000.00
3	12/01/2004	37,000.00	37,000.00	0.00	3,700,000.00
2004 Totals		82,515.07	82,515.07	0.00
4	01/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
5	02/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
6	03/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
7	04/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
8	05/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
9	06/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
10	07/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
11	08/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
12	09/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
13	10/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
14	11/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
15	12/01/2005	37,000.00	37,000.00	0.00	3,700,000.00
2005 Totals		444,000.00	444,000.00	0.00
16	01/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
17	02/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
18	03/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
19	04/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
20	05/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
21	06/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
22	07/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
23	08/01/2006	37,000.00	37,000.00	0.00	3,700,000.00

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24	09/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
25	10/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
26	11/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
27	12/01/2006	37,000.00	37,000.00	0.00	3,700,000.00
2006 Totals		444,000.00	444,000.00	0.00
28	01/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
29	02/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
30	03/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
31	04/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
32	05/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
33	06/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
34	07/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
35	08/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
36	09/01/2007	37,000.00	37,000.00	0.00	3,700,000.00
37	10/01/2007	65,315.11	37,000.00	28,315.11	3,671,684.89
38	11/01/2007	65,315.11	36,716.85	28,598.26	3,643,086.63
39	12/01/2007	65,315.11	36,430.87	28,884.24	3,614,202.39
2007 Totals		528,945.33	443,147.72	85,797.61
40	01/01/2008	65,315.11	36,142.02	29,173.09	3,585,029.30
41	02/01/2008	65,315.11	35,850.29	29,464.82	3,555,564.48
42	03/01/2008	65,315.11	35,555.64	29,759.47	3,525,805.01
43	04/01/2008	65,315.11	35,258.05	30,057.06	3,495,747.95
44	05/01/2008	65,315.11	34,957.48	30,357.63	3,465,390.32
45	06/01/2008	65,315.11	34,653.90	30,661.21	3,434,729.11
46	07/01/2008	65,315.11	34,347.29	30,967.82	3,403,761.29
47	08/01/2008	65,315.11	34,037.61	31,277.50	3,372,483.79
48	09/01/2008	65,315.11	33,724.84	31,590.27	3,340,893.52
49	10/01/2008	65,315.11	33,408.94	31,906.17	3,308,987.35
50	11/01/2008	65,315.11	33,089.87	32,225.24	3,276,762.11
51	12/01/2008	65,315.11	32,767.62	32,547.49	3,244,214.62
2008 Totals		783,781.32	413,793.55	369,987.77
52	01/01/2009	65,315.11	32,442.15	32,872.96	3,211,341.66
53	02/01/2009	65,315.11	32,113.42	33,201.69	3,178,139.97
54	03/01/2009	65,315.11	31,781.40	33,533.71	3,144,606.26
55	04/01/2009	65,315.11	31,446.06	33,869.05	3,110,737.21
56	05/01/2009	65,315.11	31,107.37	34,207.74	3,076,529.47
57	06/01/2009	65,315.11	30,765.29	34,549.82	3,041,979.65
58	07/01/2009	65,315.11	30,419.80	34,895.31	3,007,084.34
59	08/01/2009	65,315.11	30,070.84	35,244.27	2,971,840.07
60	09/01/2009	65,315.11	29,718.40	35,596.71	2,936,243.36
61	09/27/2009	2,958,446.20	22,202.84	2,936,243.36	0.00
2009 Totals		3,546,282.19	302,067.57	3,244,214.62
Grand Totals		5,829,523.91	2,129,523.91	3,700,000.00

Last interest amount increased by 0.01 due to rounding.

4

Exhibit B

UPDATED DISCLOSURE SCHEDULE